SUBJECT COMPANY:

     COMPANY DATA:
          COMPANY CONFORMED NAME:            MEDAPHIS CORP
          CENTRAL INDEX KEY:            0000878556
          STANDARD INDUSTRIAL CLASSIFICATION:     SERVICES-MANAGEMENT
SERVICES [8741]
          IRS NUMBER:                   581651222
          STATE OF INCORPORATION:            DE
          FISCAL YEAR END:              1231

     FILING VALUES:
          FORM TYPE:          SC 13G/A
          SEC ACT:
          SEC FILE NUMBER:    005-42047
          FILM NUMBER:        99640013

     BUSINESS ADDRESS:
          STREET 1:      2840 MT WILKINSON PARKWAY
          STREET 2:      SUITE 300
          CITY:               ATLANTA
          STATE:              GA
          ZIP:           30339
          BUSINESS PHONE:          7704445300

     MAIL ADDRESS:
          STREET 1:      2700 CUMBERLAND PKWY
          STREET 2:      STE 300
          CITY:               ATLANTA
          STATE:              GA
          ZIP:           30339

FILED BY:

     COMPANY DATA:
          COMPANY CONFORMED NAME:            CANOPY GROUP INC
          CENTRAL INDEX KEY:            0000922758
          STANDARD INDUSTRIAL CLASSIFICATION:      []
          IRS NUMBER:                   870501112
          STATE OF INCORPORATION:            UT
          FISCAL YEAR END:              1231

     FILING VALUES:
          FORM TYPE:          SC 13G/A

     BUSINESS ADDRESS:
          STREET 1:      240 W CENTER
          CITY:               OREM
          STATE:              UT
          ZIP:           84057
          BUSINESS PHONE:          4082523800

     MAIL ADDRESS:
          STREET 1:      240 WEST CENTER STREET
          CITY:               OREM
          STATE:              UT
          ZIP:           84057

     FORMER COMPANY:
          FORMER CONFORMED NAME:   NFT VENTURES INC ET AL
          DATE OF NAME CHANGE:     19940505

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13G/A


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
13D-1(b),(c)
AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                   (AMENDMENT 2)


                              MEDAPHIS CORPORATION
- ------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
- ------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   584028-104
- ------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                               JANUARY 31, 2000
- ----------------------------------------------------------------------------
       DATE OF EVENT THAT REQUIRES FILING OF THIS STATEMENT


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


        [ ]      Rule 13d-1(b)

        [X]      Rule 13d-1(c)

        [ ]      Rule 13d-1(d)

- -----------------------------------         ----------------------------------
CUSIP No. 584028-104                   13G/A    Page 2 of 10 Pages
- -----------------------------------         ----------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      The Canopy Group, Inc. (f/k/a NFT Ventures, Inc.)
______________________________________________________________________________
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                (a) [ ]
                (b) [X]                                                                                             -
_____________________________________________________________________________
    3       SEC USE ONLY
- -----------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    UTAH
- ------------------------------------------------------------------------------
                                 5      SOLE VOTING POWER
           NUMBER                                0
             OF
           SHARES
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
                              --------------------------------------------------
                                 6      SHARED VOTING POWER
                                                 1,072,901
                              --------------------------------------------------
                                 7      SOLE DISPOSITIVE POWER
                                                 0
                              --------------------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                                 1,072,901
- ------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     1,072,901
- ------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

            [ ]
- ---------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     3.82%
- ------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
                     CO
- ------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- -----------------------------------         ----------------------------------
CUSIP No. 584028-104                   13G    Page 3 of 10 Pages
- -----------------------------------         ----------------------------------

- ------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     THE RAYMOND J. AND LEWENA NOORDA FAMILY TRUST
- ------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (a) [ ] (b) [X]
- ------------------------------------------------------------------------------
    3       SEC USE ONLY
- ------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     UTAH
- ------------------------------------------------------------------------------
                                 5      SOLE VOTING POWER
           NUMBER                                0
             OF
           SHARES
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
                              --------------------------------------------------
                                 6      SHARED VOTING POWER
                                                 1,072,901
                              --------------------------------------------------
                                 7      SOLE DISPOSITIVE POWER
                                                 0
                              --------------------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                                 1,072,901
- ------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     1,072,901
- ------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                          [ ]
- ------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     3.82%
- ------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
                     OO
- ------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- -----------------------------------         ----------------------------------
CUSIP No. 584028-104                   13G    Page 4 of 10 Pages
- -----------------------------------         ----------------------------------

- ------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAYMOND J. NOORDA
- ------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a) [ ] (b) [X]
- -----------------------------------------------------------------------------
    3       SEC USE ONLY
- ------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.A.
- ------------------------------------------------------------------------------
                                 5      SOLE VOTING POWER
           NUMBER                                0
             OF
           SHARES
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
                              --------------------------------------------------
                                 6      SHARED VOTING POWER
                                                 1,072,901
                              --------------------------------------------------
                                 7      SOLE DISPOSITIVE POWER
                                                 0
                              --------------------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                                 1,072,901
- ------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     1,072,901
- ------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                      [ ]
- ------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     3.82%

- ------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
                     IN
- ------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- -----------------------------------         ----------------------------------
CUSIP No. 584028-104                   13G    Page 5 of 10 Pages
- -----------------------------------         ----------------------------------

- ------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     LEWENA NOORDA
- ------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                     (a) [ ] (b) [X]
- ------------------------------------------------------------------------------
    3       SEC USE ONLY
- ------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.A.
- ------------------------------------------------------------------------------
                                 5      SOLE VOTING POWER
           NUMBER                                0
             OF
           SHARES
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
                              --------------------------------------------------
                                 6      SHARED VOTING POWER
                                                 1,072,901
                              --------------------------------------------------
                                 7      SOLE DISPOSITIVE POWER
                                                 0
                              --------------------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                                 1,072,901
- ------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     1,072,901
- ------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                      [ ]
- ------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     3.82%
- ------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
                     IN
- ------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A)                  NAME OF ISSUER:

                           Medaphis Corporation


ITEM 1(B)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           2840 Mt. Wilkinson Parkway, Suite 300
                           Atlanta, Georgia 30339


ITEM 2(A)                  NAME OF PERSON FILING:

                           The Canopy Group, Inc. (f/k/a NFT Ventures, Inc.)


ITEM 2(B)                  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                           240 W. Center Street
                           Orem, Utah 84057


ITEM 2(C)                  CITIZENSHIP:

                           Not Applicable.


ITEM 2(D)                  TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $0.01 per share


ITEM 2(E)                  CUSIP NUMBER:

                           584028-104


ITEM 3.                    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B)
                            OR
                           13D-2(B) OR (C),
                           CHECK WHETHER THE PERSON FILING IS A:

                           (a)   [ ]  Broker or dealer registered under
                                      Section 15 of the
                                      Exchange Act.

                           (b)   [ ]  Bank as defined in Section 3(a)(6) of
                                      the Exchange Act.

                           (c)   [ ] Insurance company as defined in Section
                                     3(a)(19) of the
                                     Exchange Act.

                           (d)   [ ] Investment company registered under
                                     Section 8 of the
                                     Investment Company Act.

                           (e)   [ ] An investment adviser in accordance with Rule 13d-
                                     1(b)(1)(ii)(E);

                           (f)   [ ] An employee benefit plan or endowment
                                     fund in accordance
                                     with Rule 13d-1(b)(1)(ii)(F);

                           (g)   [ ] A parent holding company or control
                                     person in accordance
                                     with Rule 13d-1(b)(1)(ii)(G);

                           (h)   [ ] A savings association as defined in
                                     Section 3(b) of the
                                     Federal Deposit Insurance Act;

                           (i)   [ ] A church plan that is excluded from the
                                     definition of an
                                     investment company under Section
                                     3(c)(14) of the
                                     Investment Company Act;

                           (j)   [ ] Group, in accordance with
                                     Rule 13d-1(b)(1)(ii)(J).

   If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


ITEM 4.   OWNERSHIP.

         (a)      Amount Beneficially Owned:  1,072,901

         (b)      Percent of Class: 3.82%

         (c)      Number of shares as to which such person has:

                 (i)    Sole power to vote or to direct the vote:  0

                 (ii)   Shared power to vote or to direct the vote: 1,072,901

                 (iii)  Sole power to dispose or to direct the disposition of: 0

                 (iv)   Shared power to dispose or to direct the disposition of:
                                           1,072,901


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following:[X]


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
         ANOTHER PERSON.

                           Not applicable

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
         WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
         COMPANY.

                           Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
         GROUP.
                          Not Applicable


ITEM 9.                    NOTICE OF DISSOLUTION OF GROUP.

                           Not Applicable.


ITEM 10.                   CERTIFICATION.

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2000

                                        THE CANOPY GROUP, INC.
                                        (f/k/a NFT VENTURES, INC.)


                                        By:
                                           ------------------------------------
                                           Raymond J. Noorda
                                           Chairman & Vice President


                                        THE RAYMOND J. AND LEWENA
                                        NOORDA FAMILY TRUST


                                        By:
                                           ------------------------------------
                                           Raymond J. Noorda
                                           Trustee



                                           ------------------------------------
                                           Raymond J. Noorda



                                           ------------------------------------
                                           Lewena Noorda